EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
DRS Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-14487, 333-119977, 333-83700 and 333-136909) on Form S-8, in the registration statement (No. 333-130926) on Form S-3 and in the registration statement (No. 333-129948) on Form S-4 of DRS Technologies, Inc. of our reports dated May 29, 2007, with respect to the consolidated balance sheets of DRS Technologies, Inc. and subsidiaries as of March 31, 2007 and 2006, and the related consolidated statements of earnings, stockholders’ equity and comprehensive earnings, and cash flows for each of the years in the three-year period ended March 31, 2007, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007 and the effectiveness of internal control over financial reporting as of March 31, 2007, which reports appear in the March 31, 2007 annual report on Form 10-K of DRS Technologies, Inc.

Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment,” effective April 1, 2006, and the adoption of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106 and 132R,” effective at the end of fiscal 2007.

/s/ KPMG LLP
Short Hills, New Jersey
May 29, 2007